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                                                                    EXHIBIT 10.3

                          MERCHANDISE LICENSE AGREEMENT

A. Dated:           October 1, 2002

B. Licensor:        D.A.R.E.
                    America America Worldwide
                    9800 La Cienega Blvd. Suite 401
                    Inglewood, CA 90301
                    Attn: Glenn Levant

D.A.R.E. AMERICA IS A NON-PROFIT CORPORATION WHOSE ACTIVITIES AND PURPOSE IS TO WORK WITHIN THE UNITED STATES AND AROUND THE WORLD TO MAKE LASTING, POSITIVE DIFFERENCES IN THE LIVES OF CHILDREN, THEIR FAMILIES AND THEIR COMMUNITIES.

      Licensee:
      ---------
      Bergamo Acquisition Corp
      13101 Washington Blvd.
      Los Angeles, CA 90066

C. ARTICLES: Men's, women's and children's apparel, socks; towels.

D. TERRITORY: United States of America.

E. TERM: From date of execution through March 31, 2006.

F. LICENSED PROPERTY; The marks, logos and artwork set forth on Exhibit A.

G. OPTION RENEWAL TERM - NET GUARANTEED ANNUAL MINIMUM ROYALTY - PREPAID NON-REFUNDABLE ADVANCE ROYALTY:

1. Prepaid Non-Refundable Advance Royalty of $50,000 is payable upon execution of this Agreement. Advance royalty to be applied to year one.

2. Net Guaranteed Annual Minimum Royalty

         (a) 1st extended year from execution date of this
             Agreement to March 31, 2004 ...............................$500,000
         (b) 2nd year, April 1, 2004 - March 31, 2005 ................. $660,000
         (c) 3rd year, April 1, 2005 - March 31, 2006 ..................$820,000

3. Option Renewal Term: Three years.

H. ROYALTY RATE: Eight (8%) percent.



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Each party's signature below indicates its acceptance of this Agreement, including the attached Standard Terms and Conditions, which are a part of this Agreement and incorporated herein by reference. This Agreement is dated and effective October 16, 2002.

D.A.R.E. America

By: /s/ Glenn Levant                              By: /s/ Hillard Herzog
    ----------------                                  ------------------
    Glenn Levant                                      Hillard Herzog
    Its: President                                    Its: President

                         STANDARD TERMS AND CONDITIONS

1. "Definitions: For the purpose of this Agreement, the exact meaning of the following terms: Property, Articles, Territory, Term, Net Sales and Channels of Distribution.

1.1 "PROPERTY." The marks, logos and visual representation(s) shown on Exhibit A - men's, women's and children's apparel, and towels.

1.2 "ARTICLES." In the event of any question regarding the definition of merchandise, which Licensee may wish to produce as Articles, the final decision shall rest with Licensor.

1.3 "TERRITORY." The United States of America.

1.4 "TERM." The period of this Agreement as from the date of execution through March 31, 2006.

1.5 "NET SALES." Gross sales (excluding freight and insurance separately charged) less returns of defective articles actually received and normal trade discounts and allowances actually granted and taken (excluding prompt payment discounts and advertising allowances). Inventory of an Article will be deemed sold when shipped. Gross sales will not be reduced to reflect nonpayment by purchasers. In the case of sales or other transfers to any individual or company controlled by Licensee, in whole or in part, or affiliated with Licensee, whether or not invoiced, gross sales will be calculated on the basis of Licensee's customary quoted prices to an unrelated customer in an arm's length transaction.

1.6 "CHANNEL OF DISTRIBUTION." The identified distribution and sales outlet(s) for the Articles shall be for sales at retail.

2. GRANT AND UNDERTAKING.

2.1 GRANT TO LICENSEE. Licensor grants to Licensee the exclusive right to use the Property on and in connection with the manufacture and sale of the Articles in the Territory for the channel of distribution. In addition, a non-exclusive right to use the Property is granted for use in connection with the advertising and marketing of the Articles to the retail marketplace in the Territory. The licenses granted herein shall remain in effect during the Term and so long as Licensee acts in full compliance with the terms and conditions of this Agreement.

2.2 PRODUCT DEVELOPMENT DATE. Not later than March 31, 2003. Sales of the Articles in commercial quantities shall commence not later than April 1, 2003.

2.3 BEST EFFORTS. Licensee undertakes to use its best efforts to design, manufacture and sell the Articles displaying or embodying the Property in all of the significant potential markets in the Territory and to fill orders promptly. Licensee will diligently and continuously manufacture, distribute and sell the Articles during the Term of this Agreement and it will procure and maintain

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adequate facilities and trained, competent personnel sufficient to accomplish the foregoing. In the event Licensee fails to actively manufacture, market and/or sell any Article after the agreed upon Product Development Dates, Licensor shall have the right to terminate the license as to that Article, with thirty (30) days written notice to Licensee.

3. QUALITY AND MARKING.

3.1 QUALITY OF ARTICLES. Licensee acknowledges that the Property enjoys a distinguished reputation among consumers and that the sale of Articles of poor quality can adversely affect that reputation and the goodwill associated with the Property. Therefore, the Articles produced by Licensee under this Agreement will be of high quality and will be manufactured with materials and workmanship appropriate for high quality products of that type of merchandise. Licensee shall distinguish the Articles from all other products manufactured and sold by Licensee and shall use its best efforts to avoid confusing similarity between such other products and the Articles.

All Articles will be manufactured, tested, labeled, sold, distributed and advertised by Licensee in accordance with all applicable laws, regulations and/or product or industry standards. Licensee will provide copies of all test results other documentation showing compliance within ten (10) business days of Licensor's written request.

Articles may not be manufactured for Licensee by another without Licensor's prior written approval, provided that Licensor cannot unreasonably withhold consent.

3.2 THIRD PARTY MANUFACTURE. In the event Licensee has any Articles manufactured for it by another, Licensee assumes full responsibility under this Agreement for such person's actions or omissions to the same extent as though done or omitted by Licensee. Moreover, such third party manufacturer must sign a Manufacturer's Agreement in the form and content as shown on Exhibit B, and Licensor must receive a copy of a fully signed Manufacturer's Agreement before production of Articles begins.

3.3 SUBMISSION OF SAMPLES. Before selling or distributing any Article displaying or embodying the Property, Licensee will submit a sample of the Article to Licensor for its review and written approval in connection with the use of the Property. Licensee warrants that the Articles manufactured and sold by it shall be at least equal in quality to the production samples supplied to Licensor.

3.4 RIGHT TO INSPECT. Licensee will obtain, and upon Licensor's request will exercise, the contractual right for Licensor to inspect the process of manufacturing the Articles produced under this Agreement, at whatever place or places they may be manufactured, during normal business hours upon reasonable request.

3.5 REQUIRED MARKINGS. Licensee will display the Property only in such form and manner as are specifically approved by Licensor. Licensee will prominently place on the Articles displaying or embodying the Property (or on their containers, labels, tags and the like), and on all advertising and promotional material displaying the Property, the following: (i) Licensee's trade name or trademark in a manner sufficient to inform consumers that the Articles are manufactured or distributed by Licensee; (ii) an appropriate trademark notice as designated by Licensor (which, until further notice, will be "`D.A.R.E. America' or' D.A.R.E. America' Design Marks and related designs are owned and used under the authority of D.A.R.E. America"); (iii) any appropriate copyright notices as designated by Licensor; and (iv) any other legends, markings or notices required by any law or

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regulation in the Territory or which Licensor reasonably may request. Before selling any Articles or releasing any of this material, Licensee will submit finished artwork for it to Licensor for its written approval of use of the Property. This submission will be sufficiently far in advance to permit Licensor to make any necessary correction in the legends, markings and notices and the form and manner in which the Property is displayed or embodied.

Further, Licensee agrees to ensure that all markings, as required under this Agreement will be included in any promotional materials prepared and/or used by Licensee's distributors, agents or others. Licensee shall submit proposed promotional material to be used by distributors, agents or others to Licensor for its written approval of the use of the Property and appropriate markings and notices. This submission shall be reasonably far in advance to permit Licensor to make any necessary corrections in the legends, marking and notices and the form and manner in which the Property is displayed or embodied. Nothing contained in this paragraph is to be construed as the grant of a license to such distributor, agent or other by Licensor.

3.6 APPROVALS. All approvals and consents required under this Agreement must be obtained in advance and in writing. The reviewing party shall complete all such reviews within ten (10) business days of receipt. After any sample Article or artwork has been approved, Licensee will not make any material change without Licensor's approval. If any sample Article or artwork is disapproved by Licensor, Licensee will not release that Article or artwork for public distribution without Licensor's approval. However, Licensor's approval of any sample Article or artwork will not relieve Licensee of its responsibility to see that it conforms to applicable laws, regulations or standards of manufacture, sale and distribution and will not mean that Licensor has determined that it does so.

3.7 MAINTENANCE OF STANDARDS. If Licensor is of the opinion that Licensee is not properly using the Property on Articles (or on their containers, packaging or the like) or that the standard of quality of manufacture of any of the Articles does not conform to the standards required by this Agreement, then, upon receipt of notice from Licensor identifying that to which it objects, Licensee shall immediately and forthwith cease the production, sale, advertising and distribution of such Articles and shall take all necessary and appropriate steps to remove the Articles from the market. Except with Licensor's approval, which approval shall not be unreasonably withheld, Licensee will not market, sell or use for any purpose any Articles or packaging therefore which are damaged, defective, "seconds," or otherwise fail to meet the requirements of this Agreement.

3.8 PROHIBITED USE OF PROPERTY. Licensee will not use the Property as all or a portion of a combination trademark or a corporate name, trade name or any other designation used by it to identify its business, nor will Licensee use the Property other than as a trademark. Except with Licensor's prior written approval, which approval shall not be unreasonably withheld, Licensee will not use the Property on Articles distributed as premiums or giveaways by Licensee or under its authority. Licensee will not use the Property on or in connection with any goods other than the Articles.

4. ROYALTIES AND ACCOUNTING.

4.1 ROYALTIES. Licensee will pay royalties to Licensor at the rate specified as applied to Net Sales of Articles bearing the Property.

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4.2 PREPAID NON-REFUNDABLE ADVANCE ROYALTY. The amount is $50,000 and is payable upon execution of this Agreement.

4.3 QUARTERLY REPORTS AND PAYMENTS. Within thirty (30) days after the end of each calendar quarter of the Term, whether or not any royalties are then payable, Licensee will furnish to Licensor a full and accurate royalty statement. The statement will detail the ten (10) largest by sales volume customer/retail outlets, quantity, description and Net Sales of all Articles sold under this Agreement during that quarter and a computation of the royalties due on those Net Sales. Licensee will furnish, together with the statement, payment of the royalties due. Any unpaid Net Guaranteed Annual Minimum Royalty payment not earned and paid by the fourth quarter of each annual period is due and payable with the fourth quarter report and payment. In the event that this Agreement is the final royalty statement and payment of royalties shall be due within fifteen (15) days of the date of termination rather than within thirty
(30) days after the end of the calendar quarter.

4.4 ANNUAL RECONCILIATION. No later than ninety (90) days after the end of the Term, Licensee will furnish to Licensor a royalty statement, covering the completed Term, together with payment (with interest as described herein below) of any deficiency disclosed by the statement. If the statement discloses that Licensee has paid to Licensor an amount in excess of the royalties required to be paid by Licensee pursuant to this Agreement, Licensee shall be entitled to
(i) a credit equal to such excess against the royalties next accruing under this Agreement or (ii) if such excess has been paid in the Renewal Term, to a refund equal to such excess, payable within sixty (60) days after the expiration thereof.

4.5 CORRECTNESS OF STATEMENTS. Receipt or acceptance by Licensor of any of the statements furnished, or of any sums paid, pursuant to this Agreement will not preclude Licensor from questioning their correctness at any time. If all or part of any payment from Licensee to Licensor is not made when due, Licensee will pay interest on such unpaid amount at the rate of ten (10%) percent per year. Failure to account and make any payment as and when due or any understatement exceeding five (5%) percent in any contract year will bar Licensee's right to exercise the extension option.

4.6 BOOKS AND RECORDS: AUDIT RIGHT. Licensee will maintain appropriate and accurate books of account concerning all transactions within the scope of this Agreement. Licensor will have the right, through any authorized representative of its choice, on ten (10) days advance written notice to Licensee, to examine and photocopy the books of account and all other documents relating to this Agreement. If following any such audit it is determined that additional Royalty Payments were due Licensor, Licensee will promptly pay such additional amount, as well as interest accrued at the rate of ten (10(degree)/0) percent per year from the date such payment was due to the date when paid.

If the additional Royalty Payment due to Licensor is two thousand, five hundred ($2,500.00) dollars or more, Licensee will also promptly pay Licensor's reasonable and documented costs incurred in connection with the audit and a ten (10%) percent penalty based on the amount of the additional Royalty Payment due Licensor. Licensee will not cause or permit any interference with Licensor, and will cooperate fully, in any audit of Licensee's books and records. An understatement exceeding five (5%) percent for any twelve (12) month period will be a bar to Licensee's right to exercise the extension option. All books of account and other documents relating to this Agreement will be kept available by

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Licensee for at least three (3) years after the Term to which they relate. The right to audit also includes the right to reasonably inspect and to conduct physical inventories of the Articles and packaging and other related materials.

5. MARKETING AND ADVERTISING.

5.1 ANNUAL PLAN:  Has been submitted and is Exhibit C attached hereto.

5.2 TRADE AND CONSUMER ADVERTISING. Licensee will promptly furnish Licensor with a copy of any advertising bearing the Property. For the purposes of this Paragraph, "advertising" means newspaper, magazine and other print advertising; direct mail advertising; radio and television advertising; and promotional materials, displays and other point-of sale materials displaying the property. All trade and consumer advertising as well as any publicity release or other communication to the trade or consumer must be submitted in advance to Licensor for which prior written approval shall not be unreasonably withheld.

6. OWNERSHIP RIGHTS.

6.1 TRADEMARK OWNERSHIP. All use of the Property by Licensee as a trademark will inure to the benefit of Licensor.

Licensor reserves all rights in the Property other than those specifically granted in this Agreement for its own use and benefit. Licensee will not, during or after the Term of this Agreement, without just cause, attack Licensor's title in and to the Property or challenge the validity of the license granted to Licensee in this Agreement.

6.2 DESIGN OWNERSHIP. All specifically created designs, including the redesign or reengineering of the Licensed Artwork, and any and all copyrights and other intellectual property rights in them and in any package design, label, package insert, advertising, promotional or other material displaying the Property, Licensed Artwork or redesigned or re-engineered artwork, will be the property of Licensor. If not created by Licensor, they will be deemed "works made for hire" for Licensor within the meaning of the U.S. Copyright Law or any other applicable industrial or intellectual property law. If they do not so qualify, all such intangible property rights, including copyright, are hereby irrevocably transferred and assigned by this Agreement to Licensor.

6.3 REGISTRATION AND RECORDATION. Licensee will not seek any copyright or trademark registration for the Property. Licensee will cooperate fully with Licensor in the execution, filing and prosecution of any trademark or copyright applications that Licensor may choose to file. For that purpose Licensee will supply to Licensor, without charge, samples, containers, labels and similar material which Licensor reasonably requests. Licensee will execute and deliver to Licensor, at any time whether during or after the Term of this Agreement, any documents which Licensor reasonably requests to confirm Licensor's ownership rights, to record this Agreement, to enter or terminate Licensee as a registered user, or to obtain permission for the transfer of funds to the United States. This paragraph shall survive the expiration or termination of this Agreement.

6.4 LIMITATIONS ON USE BY LICENSEE. Licensee, in using the Property, will not in any way represent that it has any rights, title or interest in the Property other than those expressly granted under this Agreement. Licensee will not knowingly use or authorize the use, either during or after the Term, of any configuration, trademark, trade name or other designation confusingly similar to

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the Property. Licensee will not directly or indirectly register or attempt to register, in any country or territory, the Property or any derivation or adaptation of the Property or any word, symbol or design which is so similar to the Property as to suggest any association with or sponsorship by Licensor.

7.INDEMNIFICATION AND INSURANCE.

7.1 INDEMNIFICATION BY LICENSEE. Licensee will indemnify and hold Licensor harmless from any claim, suit, loss, damage, cost or expense (including reasonable attorneys' fees) arising out of or related to Licensee's activities under this Agreement, including (i) any patent, process, device or formula used or specified by Licensee; (ii) alleged or actual defects, patent or latent, in any Article; (iii) any agreement, policy or activity of Licensee relating to the manufacture, labeling, sale, distribution or advertisement of any Article; (iv) alleged or actual violations of any applicable law or regulation; or, (v) alleged or actual acts of piracy, plagiarism, copyright or other improper conduct. The foregoing notwithstanding, Licensor must give prompt, written notice to Licensee of any suit, action, proceeding or claim for which Licensor intends to seek indemnity from Licensee. Licensor further agrees to provide reasonable, timely cooperation and assistance to Licensee, at Licensee's expense, in connection with any suit, action, proceeding or claim for which Licensor has sought indemnification from Licensee. Licensor may, with Licensee's prior written approval, which approval shall not unreasonably be withheld, undertake to conduct the defense of any suit so brought at Licensee's expense. Licensor and Licensee shall consult with one another to jointly approve the lawyer(s) engaged to conduct the lawsuit. This Paragraph shall survive the termination and/or expiration of the Agreement.

It is the intention of the parties to cooperate with one another in an effort to hire the most qualified lawyers to represent them in the event of litigation contemplated by this indemnity provision.

7.2 INDEMNIFICATION BY LICENSOR. Licensor represents and warrants to Licensee that: (i) it has good and legal title to and owns all right title and interest to the marks set forth in Schedule A, attached hereto; (ii) it has the right to license the same to Licensee in accordance with the terms and conditions of this Agreement; and, (iii) that to the best of Licensor's knowledge and belief, the use of the Licensed Property, set forth in Schedule A, by Licensee will not infringe upon the rights of any other person or entity.

Licensor hereby agrees to indemnify and hold Licensee harmless from claim, suit, loss, damage, cost or expense (including reasonable attorneys' fees) for which it may become liable or may incur or be compelled to pay in or as a result of any suit, action, proceeding or claim made by a third party against Licensee based on infringement, or alleged infringement, of any design, patent, trademark or copyright or claims of unfair competition arising out of Licensee's authorized use of the Licensed Property set forth in Schedule A. The foregoing notwithstanding, Licensee must give prompt, written notice to Licensor of any suit, action, proceeding or claim for which Licensee intends to seek indemnity from Licensor. Licensee further agrees to provide reasonable, timely cooperation and assistance to Licensor, at Licensor's expense, in connection with any suit, action, proceeding or claim for which Licensee has sought indemnification from Licensor. Licensee may, with Licensor's prior written approval, undertake to conduct the defense of any suit so brought. This Paragraph shall survive the termination and/or expiration of this Agreement.

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7.3 INSURANCE. With respect to the Articles, Licensee will maintain at its own expense in full force and effect at all times during which Articles are being sold, with a responsible insurance carrier acceptable to Licensor, a products liability insurance policy which provides coverage of not less than Five Million Dollars ($ 5,000,000) per claim, and Ten Million Dollars ($10,000,000) aggregate.
This insurance will be for the benefit of Licensor and Licensee and will provide for at least ten (10) days' prior written notice to Licensor of the cancellation or any substantial modification of the policy. As proof of such insurance coverage, Licensor shall submit a fully paid certificate of insurance, naming Licensor as an additional insured, upon request. Any proposed change in the certificates of insurance shall be submitted to Licensor for its approval. This Paragraph shall survive the termination and/or expiration of this Agreement.

8. TERM AND TERMINATION.

8.1 TERM. The Term of this Agreement shall commence upon the date of execution of this Agreement until March 31, 2006.

Licensor may not cancel this License Agreement, except as provided by the provisions contained hereinafter in this paragraph 8.

8.2 OPTION TO EXTEND TERM. Option Renewal is contingent upon (i) Licensee is not in breach at the time of renewal; (ii) none of the events that are defined elsewhere in this Agreement, as barring the exercise of the option, occurred during the Term; (iii) Net Royalty Minimum meet or exceed the amount(s) as stated in Paragraph G preceding the exercise of the option; and, (iv) Licensor, in its soles discretion and subject to reasonable judgment, is satisfied that Licensee is representing D.A.R.E. America in the spirit and manner appropriate for a not-for-profit organization.

Licensee must give notice to Licensor no less than three (3) months prior to the end of the Term that it desires to extend the Term for one additional Renewal Term as set forth in Paragraph G. Licensor will, in that event, promptly negotiate in good faith exclusively with Licensee over the terms and conditions for said Renewal Term. If, however, the parties fail to agree on terms of the extension within the three (3) months prior to the end of the Term, the Term shall not be extended after the original expiration.

8.3 TERMINATION FOR BREACH. If Licensee breaches any of its obligations under this Agreement, Licensor will have the right, without prejudice to any other rights or remedies Licensor may have, to terminate this Agreement by giving to Licensee thirty (30) days' notice if the default involves the payment of money or sixty (60) days' notice if the default is of a nature which can be completely cured and involves performance other than the payment of money. The noticed termination will automatically become effective unless Licensee completely cures the breach within the 30- or 60-day period. No right to cure shall be afforded to Licensee in the event of (i) a second failure to pay royalties timely (notwithstanding that the first failure was cured); (ii) a second understatement exceeding five (5%) percent as defined in paragraphs 4.5 or 4.6; (iii) the marketing or sale of Articles posing any danger to consumers; (iv) failure to comply with the quality standards; and/or, (v) a second failure to comply with the required notices or markings on Articles being marketed or sold. In the event that an audit of Licensee's books or other event discloses that Licensee knowingly withheld payment of royalties or understated Net Sales, such conduct

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shall be deemed a material non-curable breach entitling Licensor to terminate this Agreement effective immediately by giving written notice to Licensee.

8.4 TERMINATION BECAUSE OF INSOLVENCY. If Licensee is unable to operate its business in the usual manner, or if Licensee commences or becomes the subject of any proceeding under any applicable bankruptcy law, or if a court appoints a receiver, liquidator, custodian, or other similar official for Licensee or for any substantial part of its property, or if Licensee makes an assignment for the benefit of creditors, or if Licensee defaults on any obligation which is secured by a security interest, in whole or in part, in the Articles bearing the Property, or if Licensee fails generally to pay its debts as such debts become due, or if Licensee takes corporate action in furtherance of any of the foregoing, Licensee will give notice of that event immediately to Licensor. Whether or not such notice is given, Licensor will have the right upon the occurrence of any of those events, subject to the provisions of any applicable bankruptcy law and without prejudice to any other rights or remedies Licensor may have, to terminate this Agreement effective immediately by giving written notice to Licensee.

8.5 CHANGE OF BUSINESS. If Licensee contemplates selling or otherwise disposing of substantially all of its business or assets to a third party, or at the earliest time that Licensee has knowledge that such a sale or disposition will occur or that control of Licensee will be transferred or its management changed, Licensee will give notice thereof immediately to Licensor and will keep Licensor apprised with regard thereto. Whether or not such notice is given, Licensor will have the right upon the occurrence of any of those events, without prejudice to any other rights or remedies Licensor may have, to terminate this Agreement effective immediately by giving written notice to Licensee.

9. EFFECT OF EXPIRATION OR TERMINATION.

9.1 REVERSION OF RIGHTS. Upon the expiration or termination of this Agreement for any reason whatsoever, all rights in the Property and in the designs and other items referenced in Paragraph 6.2 will automatically revert to Licensor. Licensee immediately will cease, and will in the future refrain from, all use of the Property (by removing all tags and labels bearing the Property from Articles in inventory and otherwise) and the designs and other items referenced in Paragraph 6.2 and will not thereafter use any trademarks, designs or packaging which are similar to the Property, except as permitted pursuant to Paragraph 9.3.

9.2 INVENTORY REPORT. Within fourteen (14) days following the date of expiration or termination of this Agreement, Licensee shall deliver to Licensor an inventory report setting forth the quantity and description of its then-existing inventory of each of the Articles bearing the Property. Licensee shall also deliver an updated copy of said report to Licensor upon expiration of the Sell-Off Period.

9.3 SELL-OFF RIGHT. If this Agreement expires or is terminated other than pursuant to either paragraphs 8.3 or 8.4, Licensee will have the non-exclusive right, for sixty (60) days from the effective date of termination to sell off its then-existing inventory of Articles bearing the Property (the "Sell-Off Period"). Such sales will be strictly in accordance with all the terms and conditions of this Agreement as though this Agreement had not expired or been terminated. Licensee will account for, and pay royalties on, all these sales not later than thirty (30) days after the close of the Sell-Off Period. If, at any

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time during the Sell-Off period, Licensee is willing to sell all or substantially all of its then-remaining inventory of those Articles to a single purchaser or group of related purchasers, Licensee will advise Licensor of the identity of the prospective purchaser(s) and the price and terms of the proposed sale. Licensor or its designee will have a right of first refusal to buy the remaining inventory of those Articles, at that price and on those terms, and a right to an assignment and assumption of any or all then-outstanding orders from Licensee to its suppliers, and from Licensee's customers to Licensee, for those Articles. In the event Licensee, its designee or a third party purchaser do not complete the sale of the then remaining inventory, Licensee shall have the right to destroy any remaining Articles bearing the Property at the expiration of the Sell-Off Period. This Paragraph shall survive the termination and/or expiration of this Agreement.

10. NOTICES AND PAYMENTS.

10.1 NOTICES. All notices, accounting reports, submissions for approval and other communications required under this Agreement will be in writing and will be considered given when personally delivered or when mailed by overnight air courier, or five days after mailing when sent by prepaid certified or registered mail, return receipt requested, to (i) Licensor at the address stated in Paragraph B, and (ii) to Licensee at the address stated in Paragraph B (or, for either party, at such other address as it may specify by notice given to the other).

10.2 PAYMENTS. All payments by Licensee to Licensor will be delivered by a reputable guaranteed method of delivery to Licensor and will be made payable to D.A.R.E. America, accompanied by the Royalty Statement, the Quarterly Reports and/or annual reconciliation from Licensee.

11. MISCELLANEOUS.

11.1 INFRINGEMENTS. If Licensee learns of any unauthorized use of the Property or of any use by any person of a trademark or design similar to the Property, it will promptly notify Licensor. If requested by Licensor, Licensee will join with Licensor, at Licensor's expense, in any action that Licensor, in its reasonable discretion, may deem advisable for the protection of its rights. Licensee will have no right to take any action with respect to such use of the Property without Licensor's prior written approval. Any and all damages recovered in any action or proceeding commenced by Licensor shall belong to Licensor.

11.2 NON-ASSIGNABILITY. This Agreement is personal to Licensee, and Licensee may not assign or sub-license any of its rights or delegate any of its duties under this Agreement, except to a wholly owned subsidiary or successor in interest. Any attempted assignment, sub-license or delegation in violation of this provision or by virtue of the operation of law will be void.

11.3 LICENSOR PURCHASE OF ARTICLES. Licensor may purchase a reasonable quantity of Articles from Licensee for its own use for non-commercial promotion or give-away or for sale to Licensor's employees at a price equal to Licensee's cost.

11.4 NO REPRESENTATIONS. Licensee acknowledges that it is entering into this Agreement as a result of its own independent investigation and not as a result of any promises, declarations and/or representations, oral or written, by Licensor, its agents, officers or employees, not contained in this Agreement, and that the obligations and undertakings of Licensor are confined exclusively to the terms of this Agreement. Licensor makes no representation or warranty as to the amount of gross sales, Net Sales or profits Licensee will derive under this Agreement.

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

11.5 NON-AGENCY OF PARTIES. This Agreement does not constitute Licensor or Licensee as the agent or legal representative of the other for any purpose whatsoever. Neither Licensor nor Licensee is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other or to bind the other in any manner or thing whatsoever. No joint venture or partnership between Licensor and Licensee is intended or shall be inferred.

11.6 EQUITABLE REMEDIES. Licensor, but not Licensee, shall be entitled to the award of equitable relief, including a preliminary injunction, in the event of any breach by Licensee or any threat of injury to the Property or Licensor's plenary exercise of its ownership rights therein. In the event of any breach by Licensor, Licensee shall not have any right to an injunction or specific performance, Licensee's sole remedy being an action for money damages, if any.

11.7 CHOICE OF LAW, VENUE AND ARBITRATION. This Agreement will be governed by and construed in accordance with the laws of the State of California applicable to Agreements made and to be performed in that state. Solely with respect to equitable remedies, each party consents and agrees that the federal and state courts located in California, will have full jurisdiction over it with respect to any dispute or controversy relating to this Agreement and that litigation shall be commenced solely in said courts. The parties agree not to transfer any action out of the state of California.

This Agreement shall be construed according to the laws of the State of California as applied to contracts between California residents made and performed entirely within California. In the event that any temporary restraining order, injunctive relief, or declaratory relief is sought, such relief must be sought in the Los Angeles Superior Court or in the United States District Court for the Central District of California. Only for purposes of securing a temporary restraining order, injunctive relief, or declaratory relief do the parties submit to the jurisdiction of said courts. In the event that any legal action becomes necessary to enforce or interpret the terms of this Agreement, the parties agree to binding arbitration performed at the Los Angeles County offices of JAMS/Endispute. In the event JAMS/Endispute is unable or unwilling to undertake this arbitration all matters will then be referred to The American Arbitration Association office in Los Angeles. Such arbitration will include a finding of fact and will award costs and attorneys' fees as the arbitrator finds appropriate.

Sales promotions in connection the Articles are subject to the charitable sales promotions laws of each state.

11.8 GENERAL. This Agreement contains a complete statement of all arrangements between the parties with respect to its subject matter. This Agreement may not be changed or terminated orally, and will benefit and be binding upon the parties' respective successors and assigns, if any. Each party represents and warrants that it is under no legal impediment preventing it from entering into and fully performing this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion will not be construed as a waiver or limit that party's right thereafter to insist upon strict adherence to that term or any other term of this Agreement. All waivers must be in writing. If any provision of this Agreement is invalid or unenforceable as applied to any circumstance, the balance of this Agreement, including that provision as applied to other circumstances, will remain in effect. The headings in this Agreement are solely for convenience of reference and will not affect its interpretation.

11.9 REGULATORY COMPLIANCE. The Licensee agrees to comply with all applicable federal, state and/or municipal laws and regulations and/or industry standards. This includes, but is not limited to, any charitable solicitation law as may be in force and effect during the Term of this contract. The cost of compliance shall be the sole responsibility of the Licensee and shall not be included in the computation of Net Sales. Failure of the Licensee to comply with applicable laws and regulations shall be deemed a breach without opportunity to cure, under Paragraph 8.3.

11.10 CHILD LABOR LAWS. Licensee hereby certifies and warrants to Licensor that the Articles manufactured in connection with this Agreement shall be produced in compliance with all applicable laws of the country of manufacture and without the use of child labor (as defined under the U.S. Fair Labor Standards Act, as amended from time to time; or, in the event of manufacture overseas, as defined under the International Labor Organization, convention 138, of 1973, as may be amended from time to time; but, in no event under the age of fifteen (15)), prison labor or slave labor. Licensee further certifies and warrants that it has a business policy, code of ethics, or other form of procedure by which it complies with and monitors compliance with applicable labor regulations. Licensee's violation of this provision shall be deemed a breach of a material term and, prior provisions notwithstanding, Licensor may immediately terminate this Agreement and Licensee waives any right to cure the breach.

12. Agreement Only Upon Full Execution and Delivery. This document will not be binding on either party or constitute a note or memorandum of the material terms of an Agreement until each party has received a copy signed on behalf of both parties.

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

                                   SCHEDULE A
                                   ----------

                       LICENSED PROPERTY, LOGOS AND MARKS

Registration No.                                  Mark
----------------                                  ----

1,965,136                                         D.A.R.E.

1,528,819                                         D.A.R.E.

1,528,821                                         D.A.R.E. AMERICA FLAG DESIGN

                                   SCHEDULE B
                                   ----------

                               SPECIAL PROVISIONS

                                    EXHIBIT B

                   MANUFACTURING AGREEMENT C D.A.R.E. AMERICA
                   ------------------------------------------

LICENSOR                                  :        D.A.R.E. AMERICA

LICENSEE                                  :        Bergamo Acquisition Corp.

PROPERTY                                  :        D.A.R.E. trademarks and
                                                   service marks, specifically
                                                   including Registration Nos.
                                                   1,528,821 (D.A.R.E. America
                                                   and Flag & Design; 1,965,136
                                                   (D.A.R.E.); 1,528,819
                                                   (D.A.R.E.)

UNDERLYING LICENSE AGREEMENT DATE         :

EXPIRATION DATE OF UNDERLYING LICENSE
AGREEMENT (unless sooner terminated or
extended)                                 :

LICENSED PRODUCTS                         :        Products bearing any of the
                                                   D.A.R.E. trademarks or
                                                   service marks, specifically
                                                   men's, women's and children's
                                                   apparel, socks; towels

NAME AND ADDRESS OF                                -----------------------------
MANUFACTURER                              :

LICENSED TERRITORY                        :        United States of America

                  The undersigned manufacturer understands that a License Agreement exists permitting the Licensee to manufacture the LICENSED PRODUCT(S) utilizing certain trademarks and service marks owned by Licensor. In order to induce D.A.R.E. AMERICA to consent to the manufacture of copies of the LICENSED PRODUCT(S) by the undersigned for the Licensee, the undersigned agrees that:

                  (1) It will not manufacture copies of the LICENSED PRODUCT(S) for anyone but the Licensee without the written consent of D.A.R.E. AMERICA;

                  (2) It will manufacture only such quantities of the LICENSED PRODUCT(S) as are ordered by Licensee and will sell such products only to Licensee;

                  (3) It will cease manufacturing the LICENSED PRODUCT(S) upon the expiration or termination of the underlying License Agreement;

                  (4) It will not authorize any other party to manufacture copies of the LICENSED PRODUCT(S) or any components thereof, containing trademarks or service marks owned by Licensor without the written consent of D.A.R.E. America;

                  (5) It will permit representatives of Licensor at all reasonable hours upon not less than twenty-four (24) hours= notice (by facsimile or otherwise) to inspect the operations and facilities involved in the manufacture of the Licensed Product(s) and to inspect the books and records relating to the production and shipment of the Licensed Product(s);

                  (6) All goodwill associated with the manufacture and sale of the Licensed Products(s) will inure to the benefit of Licensor;

                  (7) It will not offer for sale, sell, give away, distribute, or use for any purpose whatsoever any Licensed Product(s) which are damaged, defective, seconds, or otherwise fail to meet the specifications and/or quality standards and/or trademark usage and notice requirements of the underlying License Agreement;

                  (8) It will not use the trademarks or service marks of Licensor in any advertisements of promotional materials without the written consent of D.A.R.E. AMERICA, and

                  (9) It will look solely to the Licensee for payment of products ordered by Licensee, and Licensor shall not be responsible for such payment.

DATED:                                              Bergamo Acquisition Corp.
        -----------------
                                                    By: /s/Hillard Herzog
                                                        ------------------------
                                                    Its: President

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